EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	MEDIA CONTACT:
916-403-2755	Paul Koehler, Pacific Ethanol, Inc.
866-508-4969	503-235-8241
InvestorRelations@pacificethanol.net	paulk@pacificethanol.net

PRODUCTION FACILITY SUBSIDIARIES
FILE FOR CHAPTER 11 BANKRUPTCY PROTECTION;

EXISTING LENDERS AGREE IN PRINCIPLE TO $20 MILLION DIP FINANCING;
KINERGY AMENDS $10M CREDIT FACILITY WITH WACHOVIA

Sacramento, CA, May 18, 2009 – Pacific Ethanol, Inc. (the “Company”) (NASDAQ GM: PEIX), announced today that its subsidiaries which own its four wholly-owned ethanol production facilities (“Plant Subsidiaries”) have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware in an effort to restructure their indebtedness.

The Company and its marketing subsidiaries, Kinergy Marketing LLC (“Kinergy”) and Pacific Ag. Products, LLC (“PAP”), have not filed for Chapter 11 bankruptcy protection.  The Company is expected to continue to manage the Plant Subsidiaries under an Asset Management Agreement and Kinergy and PAP are expected to continue to market and sell the Plant Subsidiaries’ ethanol and feed production under existing Marketing Agreements.

The Plant Subsidiaries and WestLB AG and certain other lenders under the Credit Agreement dated February 27, 2007 have agreed in principle to first priority secured debtor-in-possession (“DIP”) financing in a maximum amount of $20 million that is intended to enable the Plant Subsidiaries to continue to satisfy customary obligations associated with their ongoing operations.  The Plant Subsidiaries and the lenders have negotiated a proposed DIP Credit Agreement.  The DIP financing is subject to approval by the bankruptcy court and final documentation as well as numerous other conditions to closing.

Kinergy has renegotiated and amended its credit facility with Wachovia Capital Finance Corporation.  Wachovia has agreed to continue providing up to $10 million for Kinergy’s working capital needs.  The term of the amended credit facility extends through October 2010. Kinergy’s business is expected to continue uninterrupted.

Neil Koehler, Pacific Ethanol’s CEO and President said, “We have worked well with our creditors to develop a plan that we believe allows us to continue operations and meet our commitments to our customers and vendors.  We are unwavering in our vision of being a leading producer and marketer of low carbon fuels in the Western United States.  While the market environment for the ethanol industry has been challenging over the last several quarters, we remain confident that a restructured company will grow and prosper as the demand for low carbon fuels increases.”

Bill Jones, Pacific Ethanol’s Chairman of the Board said, “We appreciate the support of West LB, Wachovia and the work of our management team. Our objective is to move this process forward as quickly as possible so that we can maintain our focus on serving our fuel and feed markets”

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol.  Pacific Ethanol has ethanol plants in Madera and Stockton, California; Boardman, Oregon; and Burley, Idaho.  Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado.  Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed.  Pacific Ethanol has achieved its goal of 220 million gallons per year of ethanol production capacity in 2008.  In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  The actual future results of Pacific Ethanol could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Plant Subsidiaries to close on the DIP financing as currently contemplated; the ability of the Plant Subsidiaries to remain in compliance with the terms of any debtor-in-possession financing; the ability of Pacific Ethanol and Kinergy to remain in compliance with the terms of the Wachovia credit facility; the ability of Pacific Ethanol to obtain additional debt or equity financing, or both, including additional working capital financing, and the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2009 and Pacific Ethanol’s Form 10-Q to be filed with the Securities and Exchange Commission on May 18, 2009.

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